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                                                                   Exhibit 10.15


                          EXECUTIVE SERVICES AGREEMENT

         THIS EXECUTIVE SERVICES AGREEMENT (the "Agreement") is made and entered into as of July 1, 1997, by and between ZymeTx, Inc., a Delaware corporation (the "Company"), and Peter G. Livingston ("Livingston").

                              W I T N E S S E T H

         WHEREAS, Livingston is currently serving as President and Chief Executive Officer of the Company; and

         WHEREAS, on July 24, 1996, the Company and Oklahoma Medical Research Foundation ("OMRF") entered into that certain Employee Services Agreement (the "OMRF Agreement"), pursuant to which, among other things, OMRF has leased the services of Livingston to the Company;

         WHEREAS, the Company and Livingston desire to enter into this Agreement in connection with Livingston's continued service to the Company;

         NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

         1.      ENGAGEMENT; DUTIES AND ACCEPTANCE.

         1.1. Engagement by the Company. During the Term (as hereinafter defined) and so long as Livingston is employed by OMRF (the "OMRF Term"), the Company agrees to lease the services of Livingston from OMRF and Livingston shall serve in such executive position with the Company as may be determined by the Company's Board of Directors. Following the expiration of the OMRF Term, the Company hereby agrees to employ Livingston during the Term in such an executive position as may be determined by the Board of Directors of the Company.

         1.2 Duties. As an executive of the Company, Livingston shall render such duties as previously rendered and as he shall be directed to render and perform by the Board of Directors of the Company.

         1.3. Acceptance of Engagement by Livingston. Livingston hereby accepts such engagement and shall render the services described above, whether as OMRF's employee who is leased to the Company or as an employee of the Company itself. Livingston agrees to devote such time and attention necessary to the performance of said services for the Company.

         1.4. Continuation or Termination of Existing Contracts. On June 30, 1996, the Company, OMRF and Livingston entered into that certain Invention Disclosure and Assignment Agreement, a copy of which is attached hereto as Annex "A" (the "Invention Disclosure Agreement") and the terms of which are incorporated herein. In addition, on June 30, 1996, the Company and Livingston entered into that certain Non-Competition Agreement, a copy of which is attached hereto as Annex "B" (the "Non-Competition Agreement") and the terms of which are incorporated herein by reference. Further, on January 3, 1997, the Company and Livingston entered into that certain Incentive Stock Option Agreement, a copy of which is attached hereto as Annex "C" (the "Stock Option Agreement") and the terms of which are incorporated herein by reference. The terms of such agreements shall continue in effect and are hereby ratified and affirmed by the parties to this Agreement; provided, however, Livingston and the Company agree that the

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term of the Non-Competition Agreement shall expire on the fifth anniversary of the Term of this Agreement and Livingston's obligations under the Invention Disclosure Agreement shall continue after the OMRF Term so long as Livingston is employed by the Company, whether or not the Term of this Agreement has expired. Livingston agrees that all other agreements and contracts, whether written or oral, relating to the current engagement of Livingston by the Company will be terminated as of the commencement of the Term of this Agreement.

         2. TERM OF SERVICE. The term of Livingston's service under this Agreement (the "Term") shall commence as of the date of this Agreement (the "Commencement Date"), and shall continue through and expire on the second anniversary of the Commencement Date (the "Termination Date") unless earlier terminated as herein provided.

         3. PARTICIPATION IN EMPLOYEE BENEFIT PLANS. During the Term, Livingston shall be permitted to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so-called "fringe benefits" of the Company, which may be available to employees of the Company generally on the same terms as such employees, and shall continue to participate in all such plans described in
Schedule 3 attached hereto in which Livingston presently participates; provided, however, during the OMRF Term, the Company shall not be required to provide benefits which duplicate those provided by OMRF. The Company and Livingston acknowledge the Company's grant of stock options under the Stock Option Agreement.

         4.      COMPENSATION.


                 4.1. Annual Salary. In consideration of the observance by Livingston of the terms of this Agreement and the performance of his duties as set forth herein, the Company shall pay to Livingston, or reimburse OMRF during the OMRF Term for, the sum of One Hundred Forty-five Thousand Dollars ($145,000) per year (the "Annual Salary") during the Term of this Agreement, which payments after the OMRF Term shall be payable in accordance with the payroll policies of the Company as such are from time to time in effect.
During the OMRF Term the Company shall make Annual Salary reimbursement in accordance with the OMRF Agreement, and the Company shall have no obligation to make direct payments of Annual Salary to Livingston provided that reimbursement of Annual Salary is made to OMRF. The Annual Salary shall be reviewed by the Compensation Committee (the "Committee") on each anniversary of the Commencement Date of this Agreement; provided, however, that in no event will such review result in a decrease in the Annual Salary.

                 4.2. Bonus. At the time of each annual review, the Committee shall consider the appropriateness for the payment of a bonus to Livingston equal to an amount not to exceed 50% of the previous year's Annual Salary. At the time of each annual review, Livingston and the Committee shall mutually agree upon performance criteria and objectives against which actual performance by Livingston may be measured for purposes of determining a possible bonus for the next fiscal year.


         5. VACATIONS. Livingston shall be entitled each year to a vacation of four (4) weeks during which time his compensation shall be paid in full. Unused vacation shall be carried over to future years in accordance with standard Company vacation policy.

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         6.      TERMINATION.

                 6.1. Termination upon Death. If Livingston dies during the Term, this Agreement shall terminate, and if death occurs after the OMRF Term, Livingston's legal representatives shall be entitled to receive the Annual Salary, accrued pro rata to the date of Livingston's death. If death occurs during the OMRF Term, Livingston's legal representatives shall be entitled to receive compensation in accordance with standard OMRF policy.

                 6.2. Termination for Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective in accordance with its terms, to terminate Livingston's service under this Agreement (whether or not services are leased by OMRF) and to discharge Livingston for "Cause" (as hereinafter defined). If such right is exercised after the OMRF Term, the Company's obligation to Livingston shall be limited to the payment of unpaid Annual Salary accrued up to the effective date specified in the Company's notice of termination; if exercised during the OMRF Term, the Company's obligation shall be limited to reimbursement to OMRF for such amount. As used in this Section 6.2, the term "Cause" shall mean the occurrence of one or more of the following events: (i) Livingston's willful and repeated failure or refusal to comply in any material respect with the reasonable and lawful policies, standards or regulations from time to time established by the Company, or to perform his duties in accordance with this Agreement after notice to Livingston of such failure; or (ii) Livingston engages in criminal conduct or engages in conduct with respect to the Company that is dishonest, fraudulent or materially detrimental to the reputation, character or standing of the Company.

                 6.3 Termination Without Cause. The Company may terminate Livingston's service without Cause upon giving thirty (30) days written notice of termination. In such event, (a) the Company shall, for each of the twelve
(12) months thereafter, pay to Livingston his monthly payment of Annual Salary in effect previous to such termination, (b) the Company shall pay Livingston an amount in cash equal to 50% of the previous bonus paid to him, and (c) any stock options which were unvested but would vest within the twelve (12) months following such notice of termination shall immediately vest and become exercisable under the Stock Option Agreement.

                 6.4. Suspension upon Disability. If during the Term Livingston becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States, so that Livingston is unable substantially to perform his services hereunder for a period of four (4) consecutive months, the Company may at any time after the last day of the four
(4) consecutive months of disability, by written notice to Livingston, suspend the Term of Livingston's services hereunder and discontinue payments, or reimbursements to OMRF, of the Annual Salary. If at any time Livingston shall no longer be disabled, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States, the Company shall fully reinstate the engagement of Livingston pursuant to this Agreement and shall commence payment, or reimbursement to OMRF, of the Annual Salary and all of the terms of this Agreement shall resume in full force for the balance of the Term. Nothing in this Section 6.4 shall be deemed to extend the Term.





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         7.      INSURANCE.  The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or others as the designated beneficiary (which it may change from time to time), policies for health, accident, disability or other insurance upon Livingston in any amount or amounts that it may deem necessary or appropriate to protect its interest. In addition, the Company shall maintain a separate policy or benefits under the same policy of the Company with Mr. Livingston's estate named as a beneficiary for One Million Dollars ($1,000,000) of coverage. Livingston agrees to aid the Company in procuring such insurance by submitting to medical examinations and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.

         8.      OTHER PROVISIONS.

                 8.1. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or, if mailed, the date of receipt, as follows:

                 (i)      If to the Company, to:
                          ---------------------

                          ZymeTx, Inc.
                          800 Research Parkway, Suite 100
                          Oklahoma City, Oklahoma 73104

                 (ii)     If to Livingston, to:
                          --------------------

                          Peter G. Livingston
                          5500 S.E. 15th St.
                          Edmond, Oklahoma 73013

                 Any party may change its address for notice hereunder by notice to the other party hereto.

                 8.2. Entire Agreement. This Agreement and the Annexes hereto contain the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto.

                 8.3. Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.





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                 8.4.     Governing Law.  This Agreement shall be governed and
construed in accordance with the laws of the State of Oklahoma applicable to agreements made and to be performed entirely within such state.

                 8.5. Assignment. Livingston may not delegate the performance of any of his duties hereunder. Neither party hereto may assign any rights hereunder without the written consent of the other party hereto.

                 8.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                 8.7. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:                                         ZYMETX, INC.



                                                 By /s/ G. Carl Gibson
                                                    --------------------------
                                                    G. Carl Gibson,
                                                    Controller and Treasurer



LIVINGSTON:                                         /s/ Peter G. Livingston
                                                    --------------------------
                                                    Peter G. Livingston





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